UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2012, Omega Protein Corporation, a Nevada corporation (the “Company”), and Omega Protein, Inc., a Virginia corporation that is the Company’s principal operating subsidiary (“OPI” and, together with the Company, the “Borrowers”), entered into the First Amendment to Amended and Restated Loan Agreement (the “First Amendment”), which amends the Amended and Restated Loan Agreement dated as of March 21, 2012 (the “Loan Agreement”), with Wells Fargo Bank, National Association, as administrative agent (the “Agent”) for the lenders (currently Wells Fargo Bank, National Association and JP Morgan Chase Bank, N.A.) (collectively, the “Lenders”).

The First Amendment releases the Lenders’ liens with respect to certain of the Company’s Louisiana and Mississippi properties, subject to the right of the Agent to request that such properties be subject to the lien securing the obligations of the Borrowers under the Loan Agreement. The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 8.01 Other Events

The North Carolina Division of Marine Fisheries in the Department of Environment and Natural Resources has issued a proclamation, effective May 24, 2012, that will ban the commercial fishing of menhaden using purse seine netting in North Carolina state waters. This proclamation will prohibit the Company’s fishing operations in these state waters. Federal waters outside the North Carolina three-nautical mile state water limit remain unaffected. In 2011, the Company caught approximately 1.6% of its total 2011 fish catch in North Carolina state waters.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1 First Amendment to Amended and Restated Loan Agreement, dated as of May 21, 2012, among Omega Protein Corporation, Omega Protein, Inc., Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: May 23, 2012	/s/ John D. Held
John D. Held Executive Vice President, General Counsel and Secretary